EXHIBIT 2
                          WOODFIELD ENTERPRISES, INC.

                              d/b/a SIMPLY CIGARS

                        UNAUDITED FINANCIAL INFORMATION

         AS OF AND FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997


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TABLE OF CONTENTS

                                                                     PAGES
                                                                     -----

Financial Statements:

        Balance Sheets                                                 1

        Statement of Operations                                        2

        Statement of Cash Flows                                        3

        Notes to Financial Statements                                 4-6


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

WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
BALANCE SHEETS
DECEMBER 31, 1996 AND DECEMBER 31, 1997
(UNAUDITED)

                                                   DECEMBER 31, 1996     DECEMBER 31, 1997
                                                   -----------------     -----------------

                                     ASSETS

Current assets:
  Cash and cash equivalents                           $   431,430           $ 2,361,854
  Receivables                                              26,303                 5,585
  Merchandise inventories                                 247,575               743,920
  Prepaid expenses and other current assets                14,824                51,229
                                                      -----------           -----------

       Total current assets                               720,132             3,162,588

Property and equipment, net                               226,208               513,294

Other assets:

  Deposits                                                 10,385                 1,160
  Other                                                     3,373                 6,418
                                                      -----------           -----------

                                                      $   960,098           $ 3,683,460
                                                      ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable - trade                            $   163,552           $   550,040
  Note payable to stockholder                             100,000                     0
  Accrued salaries, bonuses and employee benefits          28,834                59,122
  Other accrued expenses                                   32,034               141,002
                                                      -----------           -----------

       Total current liabilities                          324,420               750,164
                                                      -----------           -----------

Commitments (Note 3)

Stockholders' equity:
  Common stock, $0.001 par value; 5,000,000
    shares and 20,000,000 shares authorized;
    4,000,000 and 7,745,000 shares issued and
    outstanding in 1996 and 1997, respectively
                                                            4,000                 7,745
  Additional paid in capital                              687,500             3,626,444
  Stock Subscriptions Receivable                           (1,400)               (1,400)
  Accumulated deficit                                     (54,422)             (699,493)
                                                      -----------           -----------

       Total stockholders' equity                         635,678             2,933,296
                                                      -----------           -----------

                                                      $   960,098           $ 3,683,460
                                                      ===========           ===========
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SEE ACCOMPANYING NOTES TO FINANCIAL INFORMATION.

                                       1

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997
(UNAUDITED)

                                                          1997
                                                      -----------
Sales                                                 $ 2,201,966
Cost of goods sold                                      1,158,513
                                                      -----------

        Gross profit                                    1,043,453

Selling, general and administrative expenses            1,688,524
                                                      -----------

        Net loss                                      $  (645,071)
                                                      ===========

SEE ACCOMPANYING NOTES TO FINANCIAL INFORMATION.

                                       2

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
STATEMENT OF CASH FLOWS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997
(UNAUDITED)

                                                                        1997
                                                                    -----------
Cash flows from operating activities:
   Net loss                                                         $  (645,071)

   Adjustments to reconcile net loss to net cash used in operating activities:

    Depreciation and amortization                                        64,509
    Change in assets and liabilities:

      Receivables                                                        20,718
      Merchandise inventories                                          (496,345)
      Prepaid expenses and other current assets                         (36,405)
      Deposits                                                            9,225
      Other assets                                                       (3,045)
      Accounts payable - trade                                          386,488
      Accrued salaries, bonuses and employee benefits                    30,288
      Other accrued expenses                                            108,968
                                                                    -----------

      Net cash used in operating activities                            (560,670)
                                                                    -----------

Cash flows from investing activities:
   Capital expenditures                                                (351,595)
                                                                    -----------

      Net cash used in investing activities                            (351,595)
                                                                    -----------

Cash flows from financing activities:

   Borrowings from stockholders                                          50,000
   Repayment of amounts borrowed                                       (150,000)
   Proceeds from sale of common stock                                 2,456,172
   Cash acquired in capital transaction, net                            486,517
                                                                    -----------

      Net cash provided by financing activities                       2,842,689
                                                                    -----------

Net increase in cash and cash equivalents                             1,930,424

Cash and cash equivalents at beginning of period                        431,430
                                                                    -----------

Cash and cash equivalents at end of period                          $ 2,361,854
                                                                    ===========

SEE ACCOMPANYING NOTES TO FINANCIAL INFORMATION.

                                       3


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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.   BASIS OF PRESENTATION:

     The accompanying balance sheets as of December 31, 1997 and 1996 and the related statements of operations and cash flows for the twelve month period ended December 31, 1997 are unaudited and have been prepared by Woodfield Enterprises, Inc. (the "Company") in conformity with generally accepted accounting principles. The balance sheet as of December 31, 1996 has been derived from the Company's audited balance sheet. Certain information and footnote disclosures normally included in the Company's annual financial statements have been omitted.

     The financial information, in the opinion of the Company, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the period presented.

     The results of operation for the twelve month period ended December 31, 1997 have not been subject to audit. In addition, in connection with a transaction described more fully in Note 5, the Company has recently changed its fiscal year-end to January 31, 1998.

2.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1996 and 1997 consisted of the following:

                                 DECEMBER 31,       DECEMBER 31,
                                    1996                1997
                                 -----------        -----------
                                 (UNAUDITED)         (UNAUDITED)

Furniture and fixtures            $214,974            $544,335
Computer equipment                  18,931              18,931
Leasehold improvements                --                29,466
                                  --------            --------
                                   233,905             592,732

Less accumulated depreciation        7,697              79,438
                                  --------            --------

                                  $226,208            $513,294
                                  ========            ========

                                       4

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


3.  COMMITMENTS:

     The Company operates principally in leased premises. Total rent charged to operations during the year ended December 31, 1997 was approximately $473,000. During the year ended December 31, 1997, the Company entered into eight new operating leases with terms in excess of one year. The annual lease payments for the new leases in the aggregate are approximately $325,400. In addition, the new leases include provisions for payment of additional rents based on specified percentages of gross sales reported by the Company during the lease term. No percentage rent payments were required for the year ended December 31, 1997.

4.   ISSUANCE OF COMMON STOCK:

     In the year ended December 31, 1997, the Company issued an additional 3,745,000 shares of its common stock.

5.   MERGER WITH WINDSOR CAPITAL CORP.:

     On December 31, 1997, the Company merged with and into Windsor Capital Corp. ("Windsor"). Pursuant to the merger, 6,700,000 shares of Windsor's common stock, par value $0.001 per share, were issued to the former shareholders of the Company in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. Prior to the merger, the Windsor had 5,525,000 shares of common stock outstanding and effectuated a recapitalization, which included a sale by Windsor's majority shareholder, International Asset Management Group, Inc. ("IAMG") to the Company of 4,480,000 shares and 5,000,000 warrants, which were canceled by the Company in accordance with the terms and conditions of the Agreement and Plan of Merger among the Windsor, IAMG and the Company dated December 18, 1997 (the "Merger Agreement"). Upon completion of the merger, Windsor had 7,745,000 shares of common stock outstanding, of which 6,700,000 were held by the Company's former shareholders. This transaction has been accounted for as a capital transaction, in substance, rather than a business combination. The cash acquired in this transaction, net, was $486,517. The financial statements of Windsor Capital Corp. subsequent to the date of the merger will reflect the financial condition and results of operation of the Company as the accounting successor in the transaction.

                                       5

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WOODFIELD ENTERPRISES, INC.
d/b/a SIMPLY CIGARS
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


6.  SUBSEQUENT EVENTS:

     On January 30, 1998, pursuant to an Agreement and Plan of Merger dated January 29, 1998 (the "Merger Agreement"), Windsor acquired all of the business and assets of Boynton Tobacconists, Inc., a privately-held Florida corporation ("Boynton"), and assumed all of Boynton's liabilities. Pursuant to the merger, 1,770,213 shares (valued by the parties at $2.6 million, or $1.46875 per share, based on the contemporaneous market value of the Windsor's common stock) of Windsor's common stock, par value $0.001 per share, were issued to the former shareholder of Boynton in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. Additional shares of Boynton's common stock, up to a maximum of 176,340, may be issued to the selling shareholder based on a final valuation of certain assets and liabilities of Boynton as of January 30, 1998.

     The acquired business involves the operation of a chain of six specialty retail outlets in South Florida malls under the name "Smoker's Gallery." These outlets specialize in the sales of cigars, pipes and related products and accessories. In connection with the merger, the selling shareholder and his wife entered into three-year employment agreements with Windsor, pursuant to which they will serve, on a full time basis, as the Registrant's Chief Operating Officer-Tobacconist Division and Director of Operations-Tobacconist Division, respectively. The terms of the merger were negotiated on an arms length basis by representatives of the constituent corporations.

                                       6